Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	November 21, 2008

CONTACT:	Brian L. Vance
President & CEO
(360) 943-1500

Heritage Financial Corporation Completes Sale of Securities Under the U.S. Treasury Capital Purchase Program

HERITAGE FINANCIAL CORPORATION (Nasdaq: HFWA), Heritage Financial Corporation (“Company”), parent company of Heritage Bank and Central Valley Bank, today announced that for an aggregate purchase price of $24 million in cash it has successfully completed the sale to the U.S. Department of the Treasury (“Treasury”) of 24,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, with a related Warrant to purchase 276,074 shares of the Company’s common stock. The issuance is the result of Treasury’s approval of the Company’s application to participate in the Treasury’s Capital Purchase Program, which was established by Treasury pursuant to the authority granted by the Emergency Economic Stabilization Act of 2008.

President & CEO Brian L. Vance said, “As we announced on November 4th, Treasury selected Heritage to be a part of an accelerated approval process for the Capital Purchase Program for some of the nation’s strongest financial institutions. I am pleased to announce we have completed this transaction and it is an indication of our strength as a community bank that we were included as one of the early recipients of these funds. We are fortunate in that we had the opportunity to consider this capital injection from a position of strength. We did not need nor require this capital. The primary reasons we felt this was a good strategic decision were to:

•	Increase our capacity to lend,

•	Improve our ability to proactively work with our borrowers in difficult times,

•	Enhance our ability to support economic activity in the local communities we serve, and

•	Provide our depositors with the security of more capital and liquidity even though both Heritage Bank and Central Valley Bank are already designated by our regulators as being “well-capitalized”.

Mr. Vance added, “We believe that our participation in Treasury’s Capital Purchase Program was a prudent step during these uncertain economic times. We also believe that our employees, customers and investors will view this event as favorable and positive to their respective interests in the continuing successes of our Company.”

The preferred securities will pay a cumulative dividend of 5% per annum for the first five years and 9% per annum thereafter if not redeemed first. Redemption is precluded in the first three years, except with the proceeds of a “qualified equity offering.” After three years, the preferred securities can be redeemed at their liquidation preference (which is $1,000 per share), plus all accrued and unpaid dividends. The preferred securities are generally non-voting. The warrant has a ten-year term with an exercise price of $13.04 per share. Treasury has agreed not to exercise voting power with respect to any shares of common stock that may be issued upon exercise of the warrant. If the warrant is exercised in full, Heritage will receive proceeds totaling $3.6 million.

Both the preferred securities and the warrant will be accounted for as Tier 1 capital. The agreements for this transaction will be filed with the Securities and Exchange Commission on Form 8-K.

Heritage Financial Corporation is a $900 million bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, Mason and south King Counties in the South Puget Sound region of Washington through its fourteen full-service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com.

Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com